Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS

FOR THE THREE AND SIX MONTHS ENDED MAY 31, 2024

(Expressed in Canadian dollars unless otherwise stated)

July 12, 2024

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

General

This management's discussion and analysis ("MD&A") of the financial condition and results of operations of GoldMining Inc. for the three and six months ended May 31, 2024, should be read in conjunction with the Company's unaudited condensed consolidated interim financial statements for the three and six months ended May 31, 2024, and its annual information form (the "AIF") and audited consolidated financial statements for the year ended November 30, 2023, copies of which are available under its profile at www.sedarplus.ca.

References in this MD&A to the "Company" mean "GoldMining Inc.", together with its subsidiaries, unless the context otherwise requires. Unless otherwise stated, references herein to "$" or "dollars" are to Canadian dollars, references to "US$" are to United States dollars and references to "R$" are to Brazilian Reals.

The Company's unaudited condensed consolidated interim financial statements for the three and six months ended May 31, 2024 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"), applicable to the preparation of interim financial statements including International Accounting Standard 34 Interim Financial Reporting. Unless otherwise stated, all information contained in this MD&A is as of July 12, 2024.

Forward-looking Information

This document contains certain forward-looking information and forward-looking statements, as respectively defined under applicable Canadian and United States securities laws (collectively, "forward-looking statements"), including statements regarding the Company's: (i) future exploration and development plans; (ii) capital requirements and ability to obtain requisite financing; (iii) expectations respecting the receipt of necessary licences and permits, including obtaining extensions thereof; and (iv) strategy and future business plans. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "does not expect", "estimates", "intends", "anticipates", "does not anticipate", "believes" or variations of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "should" or "will" be taken, occur or be achieved. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business and the industry and markets in which the Company operates including: (i) assumptions about general business and economic conditions; (ii) commodities prices; (iii) the ability of the Company to identify and execute on value enhancement opportunities such as joint ventures, option agreements and other divestitures; (iv) the availability of equity and other financing on reasonable terms or at all, including necessary financing to meet the Company's contractual obligations to maintain its property interests or exercise mineral property options; (v) the timing and ability to obtain requisite operational, environmental and other licences, permits and approvals, including extensions thereof; and (vi) the value of publicly traded securities held by the Company. Investors are cautioned that forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to: (i) the Company's limited operating history; (ii) general economic and market conditions; (iii) the Company may not being able to obtain necessary financing on acceptable terms or at all; (iv) any inability to identify or complete value enhancing transactions on acceptable terms or at all; (v) the Company losing or abandoning its property interests; (vi) the Company's properties being in the exploration stage and without known bodies of commercial ore; (vii) the Company being able to obtain or maintain all necessary permits, licences and approvals; (viii) environmental laws and regulations becoming more onerous; (ix) potential defects in title to the Company's properties; (x) fluctuating exchange rates; (xi) fluctuating commodities prices; (xii) operating hazards and other risks of the mining and exploration industry; (xiii) competition; potential inability to find suitable acquisition opportunities and/or complete the same; (xiv) fluctuations in the market price of publicly traded securities held by the Company; and (xv) other risks and uncertainties listed in the Company's public filings, including those set out under "Risk Factors" in the AIF.

These risks, as well as others, could cause actual results and events to vary significantly. Accordingly, readers should not place undue reliance on forward-looking statements and information, which are qualified in their entirety by this cautionary statement. There can be no assurance that forward-looking information, or the material factors or assumptions used to develop such forward-looking information, will prove to be accurate. The Company does not undertake any obligations to release publicly any revisions for updating any voluntary forward-looking statements, except as required by applicable securities laws.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Business Overview

The Company is a public mineral exploration company focused on the acquisition and development of gold assets in the Americas. Through its disciplined acquisition strategy, the Company now controls a diversified portfolio of resource-stage gold and gold-copper projects in Canada, U.S.A., Brazil, Colombia and Peru.

GoldMining's principal projects are currently its La Mina Gold Project and Titiribi Gold-Copper Project, located in the Department of Antioquia, Colombia, the São Jorge Gold Project, located in the State of Pará, Brazil and the Whistler Gold-Copper Project, located in Alaska, United States, held through its majority ownership of U.S. GoldMining Inc. ("U.S. GoldMining").

In April 2023, U.S. GoldMining completed its initial public offering (the "U.S. GoldMining IPO") and listing on the NASDAQ Capital Market. The Company currently holds approximately 80% of the outstanding shares of common stock of U.S. GoldMining Shares (the "U.S. GoldMining Shares").

The Company's common shares (the "GoldMining Shares") are listed on the Toronto Stock Exchange (the "TSX") under the symbol "GOLD", on the NYSE American under the symbol "GLDG" and on the Frankfurt Stock Exchange under the symbol "BSR".

The head office and principal address of the Company is Suite 1830, 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, Canada.

Company Strategy

The Company's long-term growth strategy of acquiring and developing gold assets in the Americas is premised on a disciplined execution strategy of advancing the existing portfolio including pursuing partnerships and joint ventures, while also continuing to evaluate accretive acquisition opportunities and potential spin-outs and property divestiture opportunities.

Recent Developments

At-the-Market Equity Program

On November 24, 2023, the Company renewed its at-the-market equity program (the "ATM Program") by entering into an equity distribution agreement (the "2023 Distribution Agreement") with a syndicate of agents led by BMO Nesbitt Burns Inc., and including BMO Capital Markets Corp., H.C. Wainwright & Co. LLC, Canaccord Genuity Corp., Canaccord Genuity LLC, Laurentian Bank Securities Inc. and Roth Capital Partners, LLC (collectively, the "Agents"). Pursuant to the ATM Program, the Company may distribute up to US$50 million (or the equivalent in Canadian dollars) of its common shares (the "ATM Shares"). The ATM Shares sold under the ATM Program, if any, will be sold at the prevailing market price on the TSX or the NYSE, as applicable, at the time of sale. Sales of ATM Shares will be made pursuant to the terms of the 2023 Distribution Agreement. Unless earlier terminated by the Company or the agents as permitted therein, the ATM Program will terminate upon the earlier of: (a) the date that the aggregate gross sales proceeds of the ATM Shares sold under the ATM Program reaches the aggregate amount of US$50 million (or the equivalent in Canadian dollars); or (b) December 31, 2024.

During the three months ended May 31, 2024, the Company issued a total of 4,583,000 ATM Shares under the ATM Program for gross proceeds of $5.3 million. Aggregate gross proceeds raised over the three months ended May 31, 2024, were approximately $2.43 million on the TSX (net proceeds $2.37 million) and US$2.15 million on the NYSE American (net proceeds US$2.09 million), and the Agents were paid aggregate commissions on such sales of approximately $0.06 million and US$0.05 million, representing 2.50% of the gross proceeds of the ATM Shares sold.

During the six months ended May 31, 2024, the Company issued a total of 5,162,918 ATM Shares under the ATM Program for gross proceeds of $6.1 million. Aggregate gross proceeds raised over the six months ended May 31, 2024, were approximately $2.93 million on the TSX (net proceeds $2.85 million) and US$2.35 million on the NYSE American (net proceeds US$2.29 million), and the Agents were paid aggregate commissions on such sales of approximately $0.07 million and US$0.06 million, representing 2.50% of the gross proceeds of the ATM Shares sold.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

U.S. GoldMining At-the-Market Equity Program

On May 15, 2024, U.S. GoldMining Inc. entered into an equity distribution agreement with a syndicate of agents for an at-the-market equity distribution program (the "U.S. GoldMining ATM Program") with H.C. Wainwright & Co., LLC, as lead agent and Laurentian Bank Securities and Roth Capital Partners as co-agents.

Pursuant to the U.S. GoldMining ATM Program, U.S. GoldMining may distribute up to US$5.5 million of U.S. GoldMining Shares. The U.S. GoldMining Shares sold under the U.S. GoldMining ATM Program, if any, will be made by any method permitted by law deemed to be an "at the market" offering as defined in Rule 415 promulgated under the United States Securities Act of 1933, including, without limitation, sales made directly on or through the Nasdaq Capital Market, or any other existing trading market in the United States for the U.S. GoldMining Shares. A fixed cash commission rate of 2.5% of the gross sales price per share sold under the U.S. GoldMining ATM Program will be payable to the agents in connection with any such sales.

The securities that may be offered under the U.S. GoldMining ATM have not been and will not be qualified by a prospectus for the offer or sale to the public in Canada under applicable Canadian securities laws.

During the six months ended May 31, 2024, no U.S. GoldMining Shares were distributed under the U.S. GoldMining ATM Program.

Update on Material Properties

The Company is currently in the process of identifying and planning additional work related to its projects with the goal of directing resources to enhance value at prioritized projects (the "Strategic Review Process"). To date, pursuant to this Strategic Review Process, the Company has identified additional studies and reports to be completed at certain of its properties as detailed below. Such work may include undertaking additional studies, economic assessments and exploration and development work.

The Company currently plans to continue to maintain each of its material projects in good standing.

La Mina Gold-Copper Project

During the three and six months ended May 31, 2024, the Company incurred $0.04 million and $0.1 million, respectively, of expenditures on the La Mina Gold-Copper Project, which included expenditures for camp maintenance, consulting fees to vendors that provided geological and technical services, payroll and personnel expenses and surface rights lease payments.

São Jorge Gold Project

During the three and six months ended May 31, 2024, the Company incurred $0.3 million and $0.5 million, respectively, of expenditures on the São Jorge Project. These expenditures included land access fees, consulting fees to vendors that provided geological and technical services, expenditures for camp maintenance costs, and costs related to preparing for and initiating an approximate 1,000 meter diamond core drilling program and 3,000 meters of power auger drilling (the "Program") as announced on May 29, 2024. On June 18 and July 9, 2024, the Company announced assay results from the diamond core drilling component of this program.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

The Company commenced the Program with the goal of confirming a new structural interpretation which may help to optimize modelling of the mineral resource. Structural analysis of historic mapping and oriented core from drilling by previous operators, has identified two principal vein/fracture orientations, the intersection of which produces a steeply plunging high-grade 'shoot' geometry. The auger drilling component of the program is continuing, with the goal of mapping bedrock lithology and collecting geotechnical samples in order to help define vectors towards possible new zones of bedrock-hosted mineralization at the project.

In 2023 the Final Exploration Report for the license no.850.058/2002 was approved by the Brazilian National Mining Agency ("ANM") and the Company has acquired the right to apply for a Mining Concession. To complete the application, the Company is required to prepare and file an Economic Assessment Plan ("PAE") and initiate environmental baseline studies to apply for a Preliminary Environmental License. The Company notes that such an assessment plan does not constitute a preliminary economic assessment within the meaning of NI 43-101 and no production decision with respect to the project has been made to date. The Company has contracted independent consultants to proceed with the preparation of the PAE to be submitted to ANM in October 2024.

As previously disclosed by the Company, with respect to the four exploration licenses represented by administrative proceedings Nos. 850.193/2017 to 850.196/2017 held by the Company, for which the first 3-year term has expired, the Company has submitted to ANM preliminary exploration reports and license renewal applications for an additional 3-year term. There is no assurance that such studies or reports will be accepted or that such renewal applications will be approved by ANM.

Whistler Gold-Copper Project

During the three and six months ended May 31, 2024, U.S. GoldMining incurred $0.7 million and $1.0 million, respectively, of expenditures on the Whistler gold-copper project (the "Whistler Project") which included consulting fees to vendors for geological and environmental work, permitting, regulatory and community stakeholder engagements and other technical services, and camp and airstrip maintenance costs.

U.S. GoldMining previously announced a planned exploration program over the 2023 and 2024 field seasons consisting of up to 10,000-meters of core drilling, and surface exploration which may include soil geochemical sampling and geophysical surveying, geological data processing and interpretation, and collection of mine planning and mineral processing information including metallurgical, geotechnical and hydrogeological data. Environmental baseline data collection, as well as heritage land use studies were initiated in 2023, with on-ground archaeological surveys expected to be initiated in 2024 or 2025. U.S. GoldMining has also engaged in community consultation with respect to sharing information with stakeholders regarding both the ongoing exploration activity and potential future mine development of the Whistler Project.

On August 21, 2023, U.S. GoldMining announced the commencement of the 2023 Phase 1 Drilling Program (the “2023 Program”) at the Whistler Project. Phase 1 of the 2023 Program comprised up to an initial 5,000 meters of the budgeted and fully funded 10,000-meter drilling program. Four confirmatory drill holes were completed for a total of 2,234 meters by mid-November, at which time the Program was paused for winter break.

On January 16, 2024, U.S. GoldMining announced initial results from the 2023 Program, which confirmed the continuity of the near-surface high-grade core at the Whistler deposit and included the best intercept of continuous mineralization intersected in drilling at the Whistler Project to date.

On June 29, 2024 U.S. GoldMining announced that it had commenced drilling at its 100% owned Whistler Gold-Copper Project for the 2024 field season. The program is focused on confirmatory infill and step-out drilling within the Whistler and Raintree West deposits.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Titiribi Gold-Copper Project

During the three and six months ended May 31, 2024, the Company incurred $0.1 million and $0.2 million, respectively, of expenditures on the Titiribi gold-copper project (the "Titiribi Project"), which included expenditures for camp maintenance costs, payroll and personnel expenses, surface rights lease payments as well as initiating a geotechnical study to better determine the physical characteristics of rock and soil at the Titiribi Project. The Company had initially proposed a work program which included a drill program to be completed in 2022, however, the program has received approval for deferral from Antioquia's Secretary of Mines. A deferral of this program was submitted as a result of restrictions due to the COVID-19 pandemic, as well as recent proceedings of the local municipality, described in further detail below, which was granted and extends the deferral to April 2024. With the granting of the deferral, the Company has re-evaluated the initially planned work program to now include a geotechnical study to better determine the physical characteristics of rock and soil at the Titiribi Project. In January 2024, the Company submitted details of a work program in compliance with the program that was deferred from 2022.

In August 2021, the Municipal Council of Titiribi issued a Territorial Ordinance Scheme which prohibits mining and mineral exploitation activities in the municipality. Similar actions have been made by the Municipal Council of Titiribi in the past, which were successfully challenged in 2017 and 2018. At present, the Territorial Ordinance Scheme is not impacting the Company's present activities and status to maintain the Titiribi Project as the situation in the Municipality of Titiribi, Colombia, continues to evolve. The Company plans to take appropriate action to appeal the Municipality's actions when required by its exploration and development plans. It expects that any such challenge by the Company would be on the same basis as its prior successful challenge of similar Municipal actions in the past. No proceedings have been commenced at this time. The Titiribi Project remains in good standing.

Other Investments

Gold Royalty Corp.

As at May 31, 2024, the Company owned 21,533,125 shares of NYSE American listed, Gold Royalty Corp. ("GRC"). The shares owned by the Company had a fair value of $47.8 million (US$35.1 million) at May 31, 2024.

During the three and six months ended May 31, 2024, the Company acquired nil and 100,000, respectively, of GRC common shares for $nil and $0.2 million including transaction costs, through open market purchases over the facilities of the NYSE American.

NevGold Corp.

As of May 31, 2024, the Company owned 26,670,250 common shares (the "Nevgold Shares") of Nevgold Corp. ("Nevgold"), which had a fair value of $11.6 million at May 31, 2024. Additionally, the Company owns warrants exercisable into an additional 1,488,100 NevGold Shares at a price of $0.60 per NevGold Share until December 5, 2024. As the Company has significant influence over NevGold, it accounts for its ownership in NevGold using the equity method.

U.S. GoldMining

As at May 31, 2024, the Company owned 9,878,261 U.S. GoldMining Shares, or approximately 79.7% of U.S. GoldMining's outstanding common shares and 122,490 warrants to purchase U.S. GoldMining Shares. The shares and warrants owned by the Company had a market value of $81.9 million (US$60.1 million) based on the price of such securities quoted on NASDAQ at May 31, 2024.

The Company controls U.S. GoldMining and consolidates the assets and liabilities of U.S. GoldMining in its Statements of Financial Position, and therefore, the market value of the securities is not reflected in the Company's financial statements.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

The following table shows the assets and liabilities of U.S. GoldMining:

May 31,
2024
(in thousands of dollars)	($)
Assets
Cash and cash equivalents	12,413
Restricted cash	118
Prepaid expenses and deposits	1,463
Other receivables	166
Other assets	37
Land, property and equipment	1,585
Exploration and evaluation assets	73
15,855

Liabilities
Accounts payable and accrued liabilities	482
Withholdings taxes payable	246
Rehabilitation provisions	417
Lease liability	176
Due to related parties	2
1,323

Results of Operations

Three Months Ended May 31, 2024, Compared to the Three Months Ended May 31, 2023

Selected Operating Results	U.S. GoldMining(1)			Others(2)			Consolidated
	For the three months ended			For the three months ended			For the three months ended
	May 31,	May 31,		May 31,	May 31,		May 31,	May 31,
(in millions of dollars)	2024 ($)	2023 ($)	Change ($)	2024 ($)	2023 ($)	Change ($)	2024 ($)	2023 ($)	Change ($)
Operating loss	1.4	3.2	(1.8)	4.4	2.8	1.6	5.8	6.0	(0.2)
Consulting fees	-	-	-	0.2	0.1	0.1	0.2	0.1	0.1
Directors' fees, salaries and benefits	0.1	0.1	-	0.4	0.4	-	0.5	0.5	-
Exploration expenses	0.7	0.3	0.4	0.5	0.4	0.1	1.2	0.7	0.5
General and administrative expenses	0.4	1.3	(0.9)	2.3	0.8	1.5	2.7	2.1	0.6
Professional fees	0.1	1.3	(1.2)	0.4	0.3	0.1	0.5	1.6	(1.1)
Share-based compensation	0.1	0.2	(0.1)	0.6	0.8	(0.2)	0.7	1.0	(0.3)
Dividend income	-	-	-	-	(0.3)	0.3	-	(0.3)	0.3
Loss on modification of margin loan	-	-	-	-	0.1	(0.1)	-	0.1	(0.1)
Interest income	(0.2)	(0.1)	(0.1)	-	-	-	(0.2)	(0.1)	(0.1)
Financing costs	-	-	-	-	0.4	(0.4)	-	0.4	(0.4)
Deferred income tax expense	-	-	-	0.1	0.9	(0.8)	0.1	0.9	(0.8)
Net loss	1.2	3.1	(1.9)	4.5	4.0	0.5	5.7	7.1	(1.4)

(1) Consists of U.S. GoldMining and its wholly owned subsidiary US GoldMining Canada Inc.

(2) Others consists of the Company and all of its subsidiaries but not including U.S. GoldMining and US GoldMining Canada.

For the three months ended May 31, 2024, the Company had an operating loss of $5.8 million, compared to an $6.0 million for the same period of 2023. The decrease in operating loss was primarily the result of decreases in professional fees and share-based compensation, partially offset by increases in exploration expenses associated with the Whistler and São Jorge Projects and general and administrative expenses.

General and administrative expenses were $2.7 million in the three months ended May 31, 2024, compared to $2.1 million in the three months ended May 31, 2023. The increase was primarily the result of higher investor communications and marketing expenses.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Directors' fees, salaries and benefits, which includes management and personnel salaries, were $0.5 million in the three months ended May 31, 2024, compared to $0.5 million in the three months ended May 31, 2023.

Exploration expenses were $1.2 million in the three months ended May 31, 2024, compared to $0.7 million in the three months ended May 31, 2023. The increase was primarily due to increases in exploration expenditures associated with U.S. GoldMining's Whistler Project and increased exploration expenditures at the São Jorge, Titiribi, and Crucero Projects, offset by decreases in expenditures at the Yarumalito, La Mina, Rea, and Cachoeira Projects.

Exploration expenditures on a project basis for the periods indicated were as follows:

					For the period from
	For the three months ended		For the six months ended		incorporation,
	May 31,		May 31,		September 9, 2009, to
	2024	2023	2024	2023	May 31, 2024
(in thousands of dollars)	($)	($)	($)	($)	($)
Whistler	662	277	998	451	11,416
São Jorge	345	83	468	133	2,325
Titiribi	95	51	165	110	2,514
Yarumalito	22	91	155	121	582
La Mina	40	122	73	366	3,289
Rea	32	55	41	60	408
Crucero	17	-	20	1	650
Cachoeira	4	18	10	37	6,826
Yellowknife	-	2	2	18	1,361
Other Exploration Expenses	-	1	-	2	3,943
Total	1,217	700	1,932	1,299	33,314

Non-cash share-based compensation expenses were $0.7 million in the three months ended May 31, 2024, compared to $1.0 million in the three months ended May 31, 2023. The decrease was primarily the result of a lower number of options granted and lower share-based compensation recorded by U.S. GoldMining, compared to the three months ended May 31, 2023. Share-based compensation for the three months ended May 31, 2024 includes $0.1 million recorded by U.S. GoldMining with respect to the vesting of stock options and satisfaction of performance based restricted U.S. GoldMining Shares, compared to $0.2 million in the three months ended May 31, 2023.

Professional fees were $0.5 million in the three months ended May 31, 2024, compared to $1.6 million in the three months ended May 31, 2023. The decrease was primarily the result of decreased legal, accounting, tax and advisory services, associated with the launch of the IPO of U.S. GoldMining in the comparative period.

Dividend income was $nil in the three months ended May 31, 2024, compared to $0.3 million in the three months ended May 31, 2023. Dividend income in the prior period was comprised of the quarterly cash dividends paid by GRC.

In the three months ended May 31, 2023, the Company incurred financing costs of $0.4 million as a result of repayment of the Company's margin loan facility in August 2023.

For the three months ended May 31, 2024, the Company recognized a deferred income tax expense of $0.1 million, compared to $0.9 million for the three months ended May 31, 2023. The deferred income tax expense in both periods resulted from the remeasurement of common shares of GRC and NevGold at fair value during these periods.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

For the three months ended May 31, 2024, the Company recorded an unrealized loss on revaluation of long-term investments of $0.7 million in other comprehensive loss, compared to $6.8 million for the three months ended May 31, 2023, as a result of a decrease in the fair value of its long-term investments. The unrealized losses during the three months ended May 31, 2024 and 2023, respectively, were offset by deferred income tax recoveries of $0.1 million and $0.9 million respectively, during these periods. The long-term investments are measured at fair value with reference to closing foreign exchange rates and the quoted share prices in the market.

During the three months ended May 31, 2024, the Company's net loss was $5.7 million, or $0.03 per share on a basic and diluted basis, of which $5.5 million was attributable to shareholders of the Company and $0.2 million was attributable to non-controlling interests, compared to a net loss of $7.1 million, or $0.04 per share on a basic and diluted basis, of which $6.9 million was attributable to shareholders of the Company and $0.2 million was attributable to non-controlling interests during the three months ended May 31, 2023.

Six Months Ended May 31, 2024, Compared to the Six Months Ended May 31, 2023

Selected Operating Results	U.S. GoldMining(1)			Others(2)			Consolidated
	For the six months ended			For the six months ended			For the six months ended
	May 31,	May 31,		May 31,	May 31,		May 31,	May 31,
(in millions of dollars)	2024 ($)	2023 ($)	Change ($)	2024 ($)	2023 ($)	Change ($)	2024 ($)	2023 ($)	Change ($)
Operating loss	2.7	4.3	(1.6)	5.5	5.4	0.1	8.2	9.7	(1.5)
Consulting fees	-	-	-	0.3	0.1	0.2	0.3	0.1	0.2
Directors' fees, salaries and benefits	0.2	0.2	-	0.9	0.7	0.2	1.1	0.9	0.2
Exploration expenses	1.0	0.5	0.5	0.9	0.8	0.1	1.9	1.3	0.6
General and administrative expenses	0.8	1.4	(0.6)	3.8	2.3	1.5	4.6	3.7	0.9
Professional fees	0.4	2.1	(1.7)	0.6	0.7	(0.1)	1.0	2.8	(1.8)
Share-based compensation	0.2	0.2	-	1.7	1.7	-	1.9	1.9	-
Share of loss on investment in associate	-	-	-	0.4	-	0.4	0.4	-	0.4
Share of loss on investment in joint venture	-	-	-	0.1	-	0.1	0.1	-	0.1
Recovery on receipt of mineral property option payments	-	-	-	(3.2)	(1.1)	(2.1)	(3.2)	(1.1)	(2.1)
Dividend income	-	-	-	-	(0.6)	0.6	-	(0.6)	0.6
Loss on modification of margin loan	-	-	-	-	0.3	(0.3)	-	0.3	(0.3)
Interest income	(0.4)	(0.1)	(0.3)	-	(0.1)	0.1	(0.4)	(0.2)	(0.2)
Other loss	-	-	-	-	0.1	(0.1)	-	0.1	(0.1)
Financing costs	-	-	-	-	1.0	(1.0)	-	1.0	(1.0)
Current income tax expense	-	-	-	1.8	-	1.8	1.8	-	1.8
Deferred income tax expense (recovery)	-	-	-	(1.1)	2.9	(4.0)	(1.1)	2.9	(4.0)
Net loss	2.3	4.2	(1.9)	6.2	9.0	(2.8)	8.5	13.2	(4.7)

(1) Consists of U.S. GoldMining and its wholly owned subsidiary US GoldMining Canada Inc.

(2) Others consists of the Company and all of its subsidiaries but not including U.S. GoldMining and US GoldMining Canada.

For the six months ended May 31, 2024, the Company had an operating loss of $8.2 million, compared to an operating loss of $9.7 million for the same period of 2023. The decrease in operating loss was primarily the result of a recovery on receipt of mineral property option payments paid in NevGold Shares of $3.2 million, compared to $1.1 million in the same period of 2023 and decreases in professional fees, partially offset by increases in exploration expenses associated with the Whistler and São Jorge Projects, share of loss on investment in associate and general and administrative expenses.

General and administrative expenses were $4.6 million in the six months ended May 31, 2024, compared to $3.7 million in the six months ended May 31, 2023. The increase was primarily the result of higher investor communications and marketing expenses.

Directors' fees, salaries and benefits, which includes management and personnel salaries, were $1.1 million in the six months ended May 31, 2024, compared to $0.9 million in the six months ended May 31, 2023. The increase was primarily due to hiring of additional staff.

Exploration expenses were $1.9 million in the six months ended May 31, 2024, compared to $1.3 million in the six months ended May 31, 2023. The increase was primarily due to increases in exploration expenditures at the São Jorge, Titiribi, and Yarumalito Projects and U.S. GoldMining's Whistler Project, offset by a decrease in expenditures at the La Mina Project.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Non-cash share-based compensation expenses were $1.9 million in the six months ended May 31, 2024, compared to $1.9 million in the six months ended May 31, 2023. Share-based compensation for the six months ended May 31, 2024 and 2023 includes $0.2 million for both periods recorded by U.S. GoldMining with respect to the vesting of stock options and performance based restricted U.S. GoldMining Shares. During the six months ended May 31, 2024, options were granted to consultants of the Company which had a weighted average exercise price of $1.21 per GoldMining Share and were valid for a weighted average period of 5 years from their grant dates.

Professional fees were $1.0 million in the six months ended May 31, 2024, compared to $2.8 million in the six months ended May 31, 2023. The decrease was primarily the result of decreased legal, accounting, tax and advisory services, associated with the U.S. GoldMining's IPO in the comparative period.

Share of loss in associate was $0.4 million in the six months ended May 31, 2024, compared to $nil in the six months ended May 31, 2023. The Company reported the results of NevGold as an associate using the equity method effective July 13, 2023.

Dividend income was $nil in the six months ended May 31, 2024, compared to $0.6 million in the six months ended May 31, 2023. Dividend income in the prior period was comprised of the quarterly cash dividends paid by GRC.

In the six months ended May 31, 2023 the Company incurred financing costs of $1.0 million as a result of repayment of the Company's margin loan facility in August 2023.

For the six months ended May 31, 2024, the Company recognized a current income tax expense of $1.8 million. The current income tax expense resulted from the completion of the sale of the Almaden Project to a subsidiary of NevGold.

For the six months ended May 31, 2024, the Company recognized a deferred income tax recovery of $1.1 million, compared to $2.9 million for the six months ended May 31, 2023. The deferred tax recovery during the six months ended May 31, 2024, resulted from reclassifying the deferred tax liability pertaining to the Nevgold option agreement to current on completion of the disposal of the Almaden Project, and the remeasurement of common shares of GRC at fair value during the six months ended May 31, 2024. The deferred tax expense during the six months ended May 31, 2023 resulted from the recognition of a deferred tax liability upon receipt of NevGold Shares pursuant to the Option Agreement, and the remeasurement of common shares of GRC and NevGold at fair value during the six months ended May 31, 2023.

For the six months ended May 31, 2024, the Company recorded an unrealized gain on revaluation of long-term investments of $2.6 million in other comprehensive loss, compared to an unrealized loss of $20.1 million for the six months ended May 31, 2023, as a result of an increase in the fair value of its long-term investments. The unrealized loss recorded during the six months ended May 31, 2023 was the result of a decrease in the fair value of its long-term investments. The unrealized gain during the six months ended May 31, 2024, and unrealized loss during the six months ended May 31, 2023, were offset by a deferred income tax expense of $0.4 million and a deferred income tax recovery of $2.7 million, respectively, during these periods. The long-term investments are measured at fair value with reference to closing foreign exchange rates and the quoted market share prices.

During the six months ended May 31, 2024, the Company's net loss was $8.5 million, or $0.04 per share on a basic and diluted basis, of which $8.1 million was attributable to shareholders of the Company and $0.4 million was attributable to non-controlling interests, compared to a net loss of $13.2 million, or $0.08 per share on a basic and diluted basis, of which $13.0 million was attributable to shareholders of the Company and $0.2 million was attributable to non-controlling interests, during the six months ended May 31, 2023.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Use of Proceeds from the U.S. GoldMining IPO

The following table sets out a comparison of how U.S. GoldMining has utilized the net proceeds realized under the U.S. GoldMining IPO in comparison to the estimated use of proceeds disclosed by U.S. GoldMining in its prospectus (the "IPO Prospectus"). The information therein is presented as of May 31, 2024:

	Estimated Use of Proceeds	Actual Use of Proceeds
	(US$)	(US$)
Exploration and development activities on Whistler Project, including infill and exploration drilling, metallurgical sampling, economic studies and consultation	6,220,000	4,914,000
Permitting and Reporting	1,175,000	678,000
Repayment of current liabilities, including advance from GoldMining(1)	2,381,000	1,759,000
General and administrative expenses	3,240,000	3,429,000
Other general working capital purposes	4,284,000	1,105,000
Total	17,300,000	11,885,000

Note:

(1) Before the U.S. GoldMining IPO, U.S. GoldMining's liquidity needs were met through funding provided by GoldMining. Upon completion of the U.S. GoldMining IPO, U.S. GoldMining utilized a portion of the proceeds to repay such advances.

Actual use of proceeds for exploration and development activities at the Whistler Project as of May 31, 2024 was $6.6 million (US$4.9 million). The proceeds used to date primarily relate to U.S. GoldMining's confirmatory work program at the Whistler Project, which commenced in 2023. Actual use of proceeds for permitting and reporting was $0.9 million (US$0.7 million. The proceeds used to date primarily relate to ongoing activities, with the difference related to planned permitting and reporting activities which have yet to commence. Actual use of proceeds for repayment of liabilities was $2.4 million (US$1.8 million). The difference was primarily related to actual expenditures related to the U.S. GoldMining IPO being less than initially estimated. Actual use of proceeds for general and administrative expenses was $4.6 million (US$3.4 million). The proceeds used to date primarily relate to actual general and administrative expenditures, and the increase is mainly for building corporate brand awareness after the completion of the U.S. GoldMining IPO. Actual use of proceeds for general working capital was $1.5 million (US$1.1 million). The proceeds used to date primarily relate to the construction of camp structures and purchase of equipment. The difference is due to budgeted future activities, which have yet to be performed.

Summary of Quarterly Results

The following table sets forth selected quarterly financial results of the Company for each of the periods indicated. The Company did not receive any revenues during such periods.

For the quarter ended		Basic	Diluted
	Net loss	net loss per share	net loss per share
(in thousands of dollars, except per share amounts)	($)	($)	($)
May 31, 2024	(5,692)	(0.03)	(0.03)
February 29, 2024	(2,779)	(0.01)	(0.01)
November 30, 2023	(7,639)	(0.04)	(0.04)
August 31, 2023	(9,624)	(0.05)	(0.05)
May 31, 2023	(7,074)	(0.04)	(0.04)
February 28, 2023	(6,112)	(0.04)	(0.04)
November 30, 2022	(4,385)	(0.03)	(0.03)
August 31, 2022	(2,878)	(0.02)	(0.02)

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

The Company's fluctuations in net loss from quarter to quarter were mainly related to changes in exploration, permitting and licensing work as well as corporate activities conducted during the respective periods. During the three months ended February 29, 2024, net loss was lower as a result of recovery on the receipt of mineral property option payments. During the three months ended November 30, 2023 and the three months ended August 31, 2023, net loss was higher as a result of U.S. GoldMining's exploration program and other activities. During the three months ended May 31, 2023, and the three months ended February 28, 2023, net loss was higher compared to other quarters as a result of increased activities and expenses associated with preparations for the U.S. GoldMining IPO and a higher deferred tax expense, primarily associated with the Company's long-term investments. During the three months ended August 31, 2022, net loss was lower as a result of recovery on the receipt of mineral property option payments.

Liquidity and Capital Resources

The following table sets forth selected information regarding the Company's financial position for the periods indicated on a consolidated basis and includes the assets and liabilities of U.S. GoldMining as disclosed above under "Other Investments". Cash and cash equivalents of $12.4 million and other assets of $3.4 million held by U.S. GoldMining are solely for the operations of U.S. GoldMining and are not available for use by GoldMining or other subsidiaries of GoldMining.

	As at May 31,	As at November 30,
	2024	2023
(in thousands of dollars)	($)	($)
Cash and cash equivalents	17,246	21,589
Working capital	16,422	21,383
Long-term investments	47,833	45,080
Total assets	138,924	136,878
Total current liabilities	3,850	2,344
Accounts payable and accrued liabilities	1,674	1,757
Total non-current liabilities	1,491	2,121
Shareholders' equity	130,784	129,243
Non-controlling interests	2,799	3,170

Capital resources of the Company consist primarily of cash, liquid short-term investments, long-term investments and shares held in NevGold, which are accounted for as an investment in associate. As of May 31, 2024, the Company had cash and cash equivalents totalling $17.2 million compared to $21.6 million at November 30, 2023, and $3.0 million in other current assets compared to $2.1 million at November 30, 2023. This includes cash and cash equivalents held by U.S. GoldMining of $12.4 million compared to $15.5 million at November 30, 2023, and $3.4 million in other assets held by U.S. GoldMining compared to $2.4 million at November 30, 2023.

The decrease in cash and cash equivalents was primarily the result of operating expenditures offset by cash proceeds from the ATM Program during the six months ended May 31, 2024. As of May 31, 2024, the Company had long-term investments of $47.8 million compared to $45.1 million as at November 30, 2023, and held NevGold Shares with a fair value of $11.6 million as at May 31, 2024 compared to $5.3 million as at November 30, 2023. The increase in the value of long-term investments was primarily the result of an increase in the market price of GRC shares held by the Company. The increase in the fair value of NevGold Shares was primarily the result of the receipt of a $3.2 million mineral property option payment paid in NevGold Shares and an increase in the market price of NevGold Shares.

The Company had accounts payable and accrued liabilities of $1.7 million as of May 31, 2024, compared to $1.8 million at November 30, 2023. As of May 31, 2024, the Company had working capital (current assets less current liabilities) of $16.4 million compared to $21.4 million at November 30, 2023. As of May 31, 2024, U.S. GoldMining had working capital of $13.4 million compared to $15.6 million at November 30, 2023. U.S. GoldMining's working capital is not available for use by GoldMining or other subsidiaries of GoldMining.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

In addition to planned work programs described under "Update on Material Properties", certain of the Company's properties, including its Boa Vista, Surubim and La Mina Projects are subject to certain ongoing agreements that require additional payments by the Company and, in order to maintain its properties in good standing, the Company must continue incurring various surface rights lease payments, land fee payments, advance royalty payments, licence application and extension fees and camp maintenance costs. Additional work on projects identified as part of the Strategic Review Process and any future expansion, including the acquisition of additional mineral properties or interests, may require additional financing, including additional equity and/or debt financing. There can be no assurance that such additional financing will be available on acceptable terms or at all.

The Company believes that its cash on hand, holdings of publicly traded securities and its ATM Program will provide sufficient capital resources to meet the Company's obligations over the next 12 months. The Company's ability to meet its obligations and finance exploration and development activities over the long-term will depend on its ability to generate cash flow through the issuance of GoldMining Shares pursuant to equity financings and/or short-term or long-term loans and debt financings. The Company's growth and success is dependent on external sources of financing, which may not be available on acceptable terms or at all. Refer to "Liquidity Risk" below.

Contractual Obligations

The following table summarizes the Company's contractual obligations as at May 31, 2024, including payments due for each of the next five years and thereafter.

Contractual Obligations (in thousands of dollars)	Payments Due by Period
	Total ($)	Less than 1 year ($)	1 – 3 years ($)	3 – 5 years ($)	After 5 years ($)
Office and Storage Leases	1,080	374	434	272	-
Land Access Agreement	1	1	-	-	-
Total Contractual Obligations	1,081	375	434	272	-

General and Administrative

The Company is currently renting or leasing various offices and storage facilities located in Canada, USA, Brazil, Colombia and Peru with total contractual payments of $1.1 million over the next five years. These leased facilities include those of U.S. GoldMining.

Commitments

Boa Vista Joint Venture Project

The Company holds an 84.05% interest in Boa Vista Gold Inc. ("BVG"), a corporation formed under the laws of British Virgin Islands that holds the rights to the Boa Vista Gold Project (the "Boa Vista Project") located in Pará State, Brazil.

Pursuant to the terms of a shareholder's agreement among Brazilian Gold Corp ("BGC"), a subsidiary of the Company, D'Gold Mineral Ltda. ("D'Gold"), a former joint venture partner of BVG, and Majestic D&M Holdings LLC ("Majestic"), dated January 21, 2010, as amended on May 25, 2011, June 24, 2011 and November 15, 2011, a 1.5% net smelter return royalty is payable to D'Gold and in the event Majestic's interest in BVG falls below 10% Majestic's interest will be converted to a 1.5% net smelter return royalty payable by BVG to Majestic.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Pursuant to a mineral rights acquisition agreement, as amended, relating to the project, Golden Tapajós Mineração Ltda. ("GT"), a subsidiary of BVG, was required to pay R$3.62 million in September 2018 to the counterparty thereunder. In May 2019, GT renegotiated the terms of the mineral rights agreement with respect to the aforementioned payment. As a result of the amended terms of the mineral rights agreement, GT paid R$0.40 million ($0.14 million) in May 2019 to the counterparty and a further R$3.22 million ($0.89 million) was due in December 2022.

In December 2023, the parties signed an amendment to the existing mineral rights acquisition agreement (the "Amended Agreement"). Under the amended terms, GT paid R$0.22 million ($0.06M) in December 2023 to maintain the option to acquire 100% of the Boa Vista Project mineral rights. The due date to pay the remaining balance of R$3.0 million ($0.83 million) (the "Final Payment") was revised to June 30, 2024. GT can extend the option to make the Final Payment for an additional year on an annual basis by paying a fixed rate of 7% of the remaining balance on or before June 30 of each year. A bonus payment of US$1,500,000 has been included in the Amended Agreement if GT defines a NI 43-101 compliant proven and probable gold reserve in excess of three million gold ounces. The bonus payment will be due within 30 days of the commencement of mine production, which is defined as three consecutive months of extracting and selling 50,000 ounces of gold per month. If GT fails to make such payments, subject to a cure period, the counterparty may seek to terminate the agreement and the mineral rights that are the subject of the agreement will be returned to the counterparty with no further amounts due by the Company to the counter party.

In June 2024 GT extended the option to make the Final Payment on June 30, 2025 by making a payment of R$0.21 million ($0.05 million).

Surubim Project

Altoro Agreement – Surubim Property

Pursuant to an option agreement between the Company's subsidiary and Altoro Mineração Ltda. dated November 5, 2010, as amended on December 3, 2010 and December 14, 2012, the Company's subsidiary was granted the option to acquire certain exploration licenses for aggregate consideration of US$850,000. Pursuant to this agreement, a cash payment of US$650,000 is payable upon the National Mining Agency (Agência Nacional de Mineração or ANM) granting a mining concession over certain exploration concessions.

La Mina Project

The La Mina Gold-Copper Project hosts the La Mina concession contract and the contiguous La Garrucha concession contract. In December 2023, the Company received the fully executed resolution from the mining authority approving the integration of both concession contracts into one single concession. Surface rights over a portion of the La Garrucha concession contract are subject to a surface rights lease agreement and an option agreement. The Company completed the terms of the agreement required to lease the surface rights over a portion of the La Garrucha concession contract in December 2022.

●

In addition, pursuant to an agreement entered into by the Company's subsidiary on November 18, 2016, amended April 4, 2017, November 5, 2018, July 10, 2020, September 27, 2022 and May 10, 2024, the Company can acquire surface rights over a portion of the La Garrucha concession by making a final payment of US$100,000 in December 2024.

Whistler Project

In May 2024, U.S. GoldMining entered into an agreement with a technical consultant for the management of an exploration program for the Whistler Project. The agreement included an approved work order totaling $4.8 million (US$3.5 million), with the Company holding the option for approval of additional expenditures up to $2.7 million (US$2.0 million), for the period of January 1, 2024, to December 31, 2024. If the Company elects not to proceed with the additional expenditures and terminates the work, it will approve a decampment budget in addition to the $4.8 million (US$3.5 million) expenditure. The work order may be paused, postponed or terminated by either party with 30 days written notice. Additionally, as at May 31, 2024, U.S. GoldMining has paid the technical consultant $1.7 million (US$1.2 million) towards the approved work order.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Cash Flows

Operating Activities

Net cash used in operating activities during the six months ended May 31, 2024, was $9.4 million, compared to $9.4 million during the six months ended May 31, 2023. Significant operating expenditures during the current year included general and administrative expenses, directors' fees, salaries and benefits, professional fees and exploration expenditures.

Investing Activities

Net cash used in investing activities during the six months ended May 31, 2024 was $0.9 million, compared to $2.1 million during the six months ended May 31, 2023. Net cash used in investing activities during the six months ended May 31, 2024 was primarily related to investment in joint venture of $0.1 million, compared to $0.0 million during the six months ended May 31, 2023, purchase of securities in the amount of $0.2 million compared to $1.6 million during the six months ended May 31, 2023, a mineral property option payment of $0.3 million was made for the La Garrucha concession compared to $0.4 million during the six months ended May 31, 2023, purchase of equipment in the amount of $0.2 million compared to $0.0 million during the six months ended May 31, 2023, and $0.1 million for the partial buyback of a royalty on the Crucero Project compared to $nil during the six months ended May 31, 2023.

Financing Activities

Net cash provided by financing activities during the six months ended May 31, 2024, was $5.9 million, compared to $29.1 million during the six months ended May 31, 2023. Net cash provided by financing activities was primarily related to net cash proceeds received from the Company's ATM Program during the six months ended May 31, 2024 in the amount of $6.0 million compared to $9.8 million during the six months ended May 31, 2023, exercise of options during the six months ended May 31, 2024 of $0.0 million compared to $0.7 million during the six months ended May 31, 2023, interest paid on the margin loan of $nil compared to $0.7 million during the six months ended May 31, 2023, principal repayments of margin loan in the amount of $nil compared to $5.1 million during the six months ended May 31, 2023, net proceeds received from the U.S. GoldMining IPO of $nil compared to $24.3 million during the six months ended May 31, 2024, open market purchases of U.S. GoldMining Shares of $nil compared to $3.4 million during the six months ended May 31, 2024, and proceeds received from U.S. GoldMining warrant exercises of $nil compared to $3.7 million during the six months ended May 31, 2024.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future affect on the Company's financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Transactions with Related Parties

Related Party Transactions

During the three and six months ended May 31, 2024, the Company incurred related party transactions of $0.2 million and $0.3 million, respectively, compared to $0.04 million and $0.05 million, respectively, for the three and six months ended May 31, 2023 in general and administrative expenses related to website design, video production, website hosting services and marketing services paid to Blender Media Inc., a company controlled by a direct family member of one of the Company's Co-Chairmen. As at May 31, 2024, prepaid expenses includes $0.1 million (November 30, 2023: $0.2 million) in service fees paid to Blender Media.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Related party transactions are based on the amounts agreed to by the parties. During the three and six months ended May 31, 2024, the Company did not enter into any contracts or undertake any commitments or obligations with any related parties other than as disclosed herein.

Transactions with Key Management Personnel

Key management personnel are persons responsible for planning, directing and controlling the activities of an entity and include management and directors' fees and share-based compensation, which are described below for the three and six months ended May 31, 2024:

	For the three months ended		For the six months ended
	May 31,	May 31,	May 31,	May 31,
	2024	2023	2024	2023
(in thousands of dollars)	($)	($)	($)	($)
Management fees	47	48	95	95
Director and officer fees	119	110	239	207
Share-based compensation	326	536	1,024	1,022
Total	492	694	1,358	1,324

As at May 31, 2024, $0.03 million was payable to key management personnel for services provided to the Company (November 30, 2023: $0.2 million). Compensation is comprised entirely of salaries, fees and similar forms of remuneration and directors' fees. Management includes the Chief Executive Officer (the "CEO") and the Chief Financial Officer (the "CFO").

Critical Accounting Estimates and Judgments

The preparation of financial statements in conformity with IFRS requires the use of judgments and/or estimates that affect the amounts reported and disclosed in the consolidated financial statements and related notes. Critical accounting estimates represent estimates that are uncertain and for which changes in those estimates could materially impact our consolidated financial statements. Areas of judgment and key sources of estimation uncertainty that have the most significant effect are as follows:

Existence of impairment indicators for exploration and evaluation assets

In accordance with the Company's accounting policy, all direct costs related to the acquisition of exploration rights are capitalized on a property-by-property basis. There is no certainty that costs incurred to acquire exploration rights will result in discoveries of commercial quantities of minerals. The Company applies judgment to determine whether indicators of impairment exist for these capitalized costs.

Management uses several criteria in making this assessment, including the period for which the Company has the right to explore, expected renewals of exploration rights, whether substantive expenditures on further exploration and evaluation of mineral properties are budgeted, and evaluation of the results of exploration and evaluation activities up to the reporting date. As at May 31, 2024, the Company concluded no impairment indicators exist for any of its exploration and evaluation assets.

Changes in, and Initial Adoption of, Accounting Policies

The accounting policies are consistent with those of the previous financial year.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Financial Instruments and Risk Management

The Company's financial assets include cash and cash equivalents, restricted cash, other receivables, short-term investment, reclamation deposits and long-term investments. The Company's financial liabilities include accounts payable and accrued liabilities, due to joint venture and due to related parties. The Company uses the following hierarchy for determining and disclosing fair value of financial instruments:

●	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.
●	Level 2: other techniques for which all inputs have a significant effect on the recorded fair value which are observable, either directly or indirectly.
●	Level 3: techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

The Company's cash and cash equivalents, restricted cash, other receivables, accounts payable and accrued liabilities, due to joint venture and due to related parties approximate fair value due to their short terms to settlement. The Company's short-term investments and long-term investments in common shares of equity securities are measured at fair value on a recurring basis and classified as Level 1 within the fair value hierarchy. The fair value of short-term and long-term investments is based on the quoted market price of the short-term and long-term investments. The fair value of warrants to purchase NevGold Shares were initially determined on a residual basis and subsequently measured using the Black-Scholes valuation model. The significant inputs used are readily available in public markets and therefore have been classified as level 2. Inputs used in the Black-Scholes model for the valuation of warrants include risk-free interest rate, volatility, and dividend yield.

Financial Risk Management Objectives and Policies

The financial risks arising from the Company's operations are currency risk, interest rate risk, credit risk, liquidity risk and equity price risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company's ability to continue as a going concern. The risks associated with the Company's financial instruments and the policies on how the Company mitigates these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.

Currency Risk

The Company's operating expenses and acquisition costs are denominated in United States dollars, the Brazilian Real, the Colombian Peso and Canadian dollars. The exposure to exchange rate fluctuations arises mainly on foreign currencies against the Company and its subsidiaries functional currencies. The Company has not entered into any derivative instruments to manage foreign exchange fluctuations; however, management monitors foreign exchange exposure.

The Canadian dollar equivalents of the Company's foreign currency denominated monetary assets are as follows:

	As at May 31,	As at November 30,
	2024	2023
(in thousands of dollars)	($)	($)
Assets
United States Dollar	60,466	60,652
Brazilian Real	26	30
Colombian Peso	223	546
Total	60,715	61,228

The Canadian dollar equivalent of the Company's foreign currency denominated monetary liabilities are solely in United States dollars and total $0.3 million.

The impact of a Canadian dollar change against the United States dollar on the investment in GRC by 10% at May 31, 2024 would have an impact, net of tax, of approximately $4.1 million on other comprehensive loss for the six months ended May 31, 2024. The impact of a Canadian dollar change of 10% against the United States dollar on the Company's other financial instruments based on balances at May 31, 2024 would have an impact of $1.2 million on net loss for the six months ended May 31, 2024.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in interest rates. The Company's exposure to interest rate risk arises from the impact of interest rates on its cash and cash equivalents, restricted cash, term deposits and lease liabilities, which bear interest at fixed rates. The interest rate risks on the Company's cash and cash equivalents, restricted cash, term deposits and lease liabilities are minimal. The Company has not entered into any derivative instruments to manage interest rate fluctuations.

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Credit risk for the Company is primarily associated with the Company's bank balances.

The Company mitigates credit risk associated with its bank balances by holding cash and cash equivalents and restricted cash in excess of the amount of government deposit insurance with Schedule I chartered banks in Canada and their United States affiliates. Substantially all of our cash and cash equivalents held with financial institutions exceeds government-insured limits. The Company's maximum exposure to credit risk is equivalent to the carrying value of its cash and cash equivalents and restricted cash in excess of the amount of government deposit insurance coverage for each financial institution. In order to mitigate its exposure to credit risk, the Company closely monitors its financial institutions.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities.  To manage liquidity risk the Company closely monitors its liquidity position and ensures it has adequate sources of funding to finance its projects and operations.  As at May 31, 2024, the Company has working capital (current assets less current liabilities) of $16.4 million.  The Company's other receivables, prepaid expenses, deposits, accounts payable and accrued liabilities, due to joint venture, due to related parties, lease liabilities and withholding taxes payable are expected to be realized or settled within a one-year period. U.S. GoldMining's cash and cash equivalents and restricted cash of $12.5 million and other assets of $3.3 million are not available for use by GoldMining or other subsidiaries of GoldMining.

The Company has current cash and cash equivalent balances, access to its ATM Program, whereby the Company has the ability to issue shares for cash, and ownership of liquid assets at its disposal. The Company owns 9.88 million shares and 0.12 million warrants of NASDAQ-listed U.S. GoldMining (closing share and warrant trading prices as of May 31, 2024 of US$6.08 and US$0.43, respectively, with a fair value of $81.9 million (US$60.1 million)), 21.53 million shares of NYSE-listed GRC (closing share price as of May 31, 2024 of US$1.63 reflects a fair value of $47.8 million (US$35.1 million)), and 26.67 million NevGold Shares (fair value of $11.6 million). GoldMining believes that its cash on hand, ability to enter into future borrowings collateralized by the U.S. GoldMining, GRC and NevGold Shares, and access to its ATM Program will enable the Company to meet its working capital requirements for the next twelve months commencing from the date that the consolidated financial statements are issued.

Equity Price Risk

The Company is exposed to equity price risk as a result of holding its long-term investments. The Company does not actively trade its long-term investments. The equity prices of its long-term investments are impacted by various underlying factors including commodity prices. Based on the Company's long-term investments held as at May 31, 2024, a 10% change in the equity prices of its long-term investments would have an impact, net of tax, of approximately $4.1 million on other comprehensive loss for the six months ended May 31, 2024.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

Outstanding Share Data

As of the date hereof, the Company has 188,725,386 GoldMining Shares outstanding.  In addition, the following options and restricted share rights outstanding are summarized below.

Share Options

The outstanding share options to purchase GoldMining Shares as of the date of this MD&A are as follows:

Expiry Date	Exercise/Grant Price ($)	Number Outstanding
August 7, 2024	1.05	1,456,750
November 25, 2024	1.05	210,250
July 8, 2025	2.28	50,000
August 1, 2025	2.22	150,000
August 31, 2025	3.38	50,000
September 24, 2025	2.86	200,000
November 19, 2025	2.88	1,515,000
August 25, 2026	1.52	100,000
November 11, 2026	1.83	2,498,750
November 24, 2026	1.84	140,000
December 7, 2026	1.57	25,000
January 17, 2027	1.98	18,945
January 18, 2027	2.01	50,000
April 7, 2027	2.07	100,000
June 20, 2027	1.46	25,000
July 7, 2027	1.17	25,000
July 15, 2027	1.18	75,000
October 24, 2027	1.18	5,000
November 24, 2027	1.60	4,083,000
May 8, 2028	1.45	50,000
May 24, 2028	1.34	75,000
October 31, 2028	1.09	50,000
November 4, 2028	1.09	3,525,000
December 1, 2028	1.22	240,000
January 16, 2029	1.14	50,000
March 13, 2029	1.23	33,234
		14,800,929

Each option entitles the holder thereof to purchase one GoldMining Share.

Restricted Share Rights

As of the date of this MD&A, there are 153,324 restricted share rights outstanding, which are convertible into 153,324 GoldMining Shares in accordance with their terms.

Disclosure Controls and Procedures

The Chief Executive Officer and the Chief Financial Officer of the Company are responsible for establishing and maintaining the Company's disclosure controls and procedures ("DCP"). The Company maintains DCP designed to ensure that information required to be disclosed in reports filed under applicable Canadian securities laws and the U.S. Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the appropriate time periods and that such information is accumulated and communicated to the Company's management, including the CEO and CFO, to allow for timely decisions regarding required disclosure.

GoldMining Inc. Management's Discussion and Analysis For the three and six months ended May 31, 2024

In designing and evaluating DCP, the Company recognizes that any disclosure controls and procedures, no matter how well conceived or operated, can only provide reasonable, not absolute, assurance that the objectives of the control system are met, and management is required to exercise its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

The CEO and CFO have evaluated whether there were changes to the DCP during the three and six months ended May 31, 2024 that have materially affected, or are reasonably likely to materially affect, the DCP. No such changes were identified through their evaluation.

Internal Control over Financial Reporting

The Company's management, including the CEO and the CFO, are responsible for establishing and maintaining adequate internal control over financial reporting ("ICFR") for the Company to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. The fundamental issue is ensuring all transactions are properly authorized and identified and entered into a well-designed, robust and clearly understood accounting system on a timely basis to minimize risk of inaccuracy, failure to fairly reflect transactions, failure to fairly record transactions necessary to present financial statements in accordance with IFRS, unauthorized receipts and expenditures, or the inability to provide assurance that unauthorized acquisitions or dispositions of assets can be detected.

The Company's ICFR may not prevent or detect all misstatements because of inherent limitations. Additionally, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with the Company's policies and procedures.

The CEO and CFO have evaluated whether there were changes to the ICFR during the three and six months ended May 31, 2024 that have materially affected, or are reasonably likely to materially affect, the ICFR. No such changes were identified through their evaluation.

Risk Factors

A discussion of risk factors is included in the AIF and other filings with the Canadian Regulatory Authorities available on SEDAR+ at www.sedarplus.ca.

Additional Information

Additional information regarding the Company, including the Company's AIF, are available under the Company's profile at www.sedarplus.ca.